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                                                                      Exhibit 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                    CALCULATION OF EARNINGS (LOSS) PER SHARE

                                                        FOR THE FIRST FISCAL
                                                            QUARTER ENDED
                                                     ----------------------------
                                                       MAY 3,            MAY 4,
                                                        1997              1996
Net income (loss)................................... $      17         $    (393)
                                                     ---------         ---------

Weighted average shares.............................     5,792             5,591
Dilutive options....................................       184                -
Effect of DM Associates stock.......................    (1,220)           (1,220)
                                                     ---------         ---------
Total shares for EPS purposes....................... $   4,756         $   4,371
--------------------------------------------------------------------------------


Net income (loss) per share......................... $    0.00         $   (0.09)
================================================================================





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